UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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MAC-GRAY CORPORATION
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Contacts:

Michael J. Shea	Scott Solomon
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7610	617-542-5300
mshea@macgray.com	TUC@investorrelations.com

Mac-Gray Corporation Amends Senior Credit Facility
Reduced Borrowing Spreads Expected to Generate $5 Million
 in Interest Expense Savings Over the Life of the Facility

WALTHAM, Mass., May 20, 2013 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today announced the signing of an amended five-year, $250 million senior credit facility.  The transaction extends the maturity date by 14 months to May 2018 and reduces the Company’s borrowing spread, based on its current leverage ratio, by 75 basis points.

As a result of the transaction, the Company expects to generate approximately $700,000 in interest expense savings in 2013 and approximately $5 million over the life of the facility, depending on utilization.

“This amended facility increases our financial flexibility and highlights our success in continuing to strengthen the Company by improving earnings, generating free cash flow and reducing our leverage ratio,” said Stewart G. MacDonald, Mac-Gray’s chief executive officer.  “Strong free cash flow has enabled us to reduce funded debt by more than $130 million since 2008, while reducing our leverage ratio from 3.8 times EBITDA to 2.8 times EBITDA at the end of the first quarter of this year.  The transaction announced today reflects the confidence of our supportive bank group, led by Bank of America Merrill Lynch, which is committed to partnering with Mac-Gray.”

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages laundry rooms located in 44 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Important Shareholder Information

Mac-Gray will hold its 2013 Annual Meeting of Stockholders on May 30, 2013. On April 29, 2013, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement in connection with the Annual Meeting and the solicitation of proxies (the “2013 Proxy Statement”). The 2013 Proxy Statement contains important information about Mac-Gray, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The 2013 Proxy Statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Mac-Gray’s filings with the SEC, including the 2013 Proxy Statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Mac-Gray by directing a request to the Company at 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary. Such materials are also available at www.macgray.com/proxy.

Mac-Gray and its directors and executive officers are deemed to be participants in the solicitation of proxies from Mac-Gray’s shareholders in connection with the Annual Meeting. Information regarding Mac-Gray’s directors and executive officers, including a description of their direct and indirect interests by security holdings, is contained in the 2013 Proxy Statement and in Mac-Gray’s 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 (the “2012 Annual Report”).

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding anticipated interest expense savings associated with the Company’s amended senior credit facility. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the 2012 Annual Report and in other reports subsequently filed with the SEC.  The Company undertakes no obligation to update any forward-

looking statements, which speak only as of the date of this release.

Use of Non-GAAP Financial Measure

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. EBITDA is not a measure of the Company’s liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity. Further, EBITDA should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.